Exhibit 99.2

May 19, 2023

The Board of Directors

Ranger Oil Corporation
16285 Park Ten Place, Suite 500

Houston, TX 77084

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated February 27, 2023, to the Board of Directors of Ranger Oil Corporation (“Ranger”) as Annex B to, and to the reference thereto under the headings “Summary—Opinion of Ranger’s Financial Advisor” and “The Merger—Opinion of Ranger’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving Ranger and Baytex Energy Corp. (“Baytex”), which joint proxy statement/prospectus forms a part of Baytex’s Registration Statement on Form F-4 (the “Registration Statement”) to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BOFA SECURITIES, INC.
BOFA SECURITIES, INC.